Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES THIRD QUARTER 2014 RESULTS

DALLAS, Texas, November 3, 2014 — Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today financial and operating results for the third quarter of 2014, which included net income of $19 million, or $0.05 per basic and diluted share compared with a net loss of $44 million, or $0.12 per basic and diluted share in the same quarter last year.

Andrew G. Inglis, chairman and chief executive officer, said: “In the third quarter, we continued to deliver strong operational performance.  The combination of high margin cash flow from Ghana and our strong balance sheet form the financial foundation of the company that allows us to self-fund our exploration and development capex program.  With the Atwood Achiever currently in transit to northwest Africa, we are now on the cusp of drilling out our transformation exploration program.”

Operational Update

Gross production from the Jubilee field averaged approximately 102,000 barrels of oil per day (bopd) during third quarter and has averaged approximately 103,000 bopd through the first nine months of 2014. Collectively with our Jubilee field partners and the Government of Ghana, we continue to support the Ghana National Gas Company’s gas infrastructure project which is needed to alleviate gas-related constraints currently limiting oil production.

In August, the company entered into farm-in agreements in Portugal and Senegal. The non-operated position in Portugal covers approximately 12,000 square kilometers off the west coast of Portugal and is subject to customary closing conditions, including final government approvals. In Senegal, the company acquired an operated interest in two offshore areas covering nearly 18,000 square kilometers. Consistent with our exploration strategy, both opportunities target Cretaceous-age objectives.

Kosmos continues to advance the exploration portfolio through additional seismic acquisition and interpretation. A 5,100 square kilometer 3D seismic program in the Cap Boujdour Offshore block was completed in early September, and a 7,000 square kilometer 3D seismic survey currently underway on our Senegal blocks is expected to be completed in the first quarter of 2015.

The Atwood Achiever drillship is currently mobilizing to northwest Africa in advance of the company’s multi-year drilling campaign. The initial exploration well targeting the Al Khayr prospect (previously named Gargaa) is expected to spud late in the fourth quarter.

Financial Review

Oil revenues in the third quarter of 2014 were $137 million versus $215 million in the third quarter of 2013. The decrease in revenue resulted largely from having one and one-half crude oil liftings from the Jubilee field during the quarter compared to two liftings in the third quarter of 2013. Realized oil price was $95.26 per barrel of oil sold in the quarter versus $112.52 per barrel in the same quarter of last year.

The third quarter results benefited from the previously announced non-cash mark-to-market gain of $40 million related to the company’s oil derivative contracts. The company hedged additional forward production during the quarter resulting in 9.7 million barrels hedged at the end of the third quarter.

Production expense for the current quarter was $15 million or an average cost of $10.46 per barrel versus $17.04 per barrel in the third quarter of last year, which included certain well workover costs.

Exploration expenses in the third quarter of 2014 totaled $21 million compared with $76 million in the prior year quarter. Included in the current quarter were costs associated with large 3D seismic surveys offshore Western Sahara and Senegal.

General and administrative expenses in the current quarter were $35 million versus $38 million in the third quarter of 2013. Depletion and depreciation expense was $37 million or $25.61 per barrel of oil sold versus $30.52 per barrel in the third quarter of 2013, the improvement related to reserves addition at the end of last year.

As of September 30, 2014, the company had approximately $1.9 billion of liquidity, which included $601 million in cash and cash equivalents. Net debt at the end of the quarter was $149 million, a reduction from $416 million as of September 30, 2013.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss third quarter 2014 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). A live webcast of the event can be accessed on the Investors page of Kosmos’ website at www.kosmosenergy.com. The dial-in telephone number for the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos Energy is a leading independent oil and gas exploration and production company focused on frontier and emerging areas along the Atlantic Margin. Our assets include existing production and other major development projects offshore Ghana, as well as exploration licenses with significant hydrocarbon potential offshore Ireland, Mauritania, Morocco (including Western Sahara), Senegal and Suriname. As an ethical and transparent company, Kosmos is committed to doing things the right way. The company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos 2013 Corporate Responsibility Report.  Kosmos is listed on the New York Stock Exchange and is traded under the ticker symbol KOS. For additional information, visit www.kosmosenergy.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “estimate,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings.  Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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CONTACT:

Investor Relations

Neal Shah

+1.214.445.9628

nshah@kosmosenergy.com

Media Relations

Thomas Golembeski

+1.214.445.9674

tgolembeski@kosmosenergy.com

Kosmos Energy Ltd.

Consolidated Statement of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues and other income:
Oil and gas revenue	$137,485	$215,169	$678,635	$636,648
Gain on sale of assets	—	—	23,769	—
Interest income	69	77	323	191
Other income	882	133	2,190	708
Total revenues and other income	138,436	215,379	704,917	637,547

Costs and expenses:
Oil and gas production	15,097	32,576	54,366	79,651
Exploration expenses	21,334	75,607	57,652	194,384
General and administrative	35,148	38,077	95,041	118,787
Depletion and depreciation	36,959	58,367	152,883	175,578
Amortization - deferred financing costs	2,593	2,786	7,938	8,269
Interest expense	9,838	8,781	20,984	27,789
Derivatives, net	(40,407)	7,585	(20,869)	386
Restructuring charges	(46)	—	11,758	—
Loss on extinguishment of debt	—	—	2,898	—
Other expenses, net	329	1,864	1,632	3,345
Total costs and expenses	80,845	225,643	384,283	608,189

Income (loss) before income taxes	57,591	(10,264)	320,634	29,358
Income tax expense	38,468	34,224	170,035	124,568

Net income (loss)	$19,123	$(44,488)	$150,599	$(95,210)

Net income (loss) per share:
Basic	$0.05	$(0.12)	$0.39	$(0.25)
Diluted	$0.05	$(0.12)	$0.39	$(0.25)

Weighted average number of shares used to compute net income (loss) per share:
Basic	379,969	377,654	378,881	376,509
Diluted	382,190	377,654	382,287	376,509

Kosmos Energy Ltd.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	September 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$600,626	$598,108
Receivables	116,135	21,326
Other current assets	129,600	115,527
Total current assets	846,361	734,961

Property and equipment, net	1,653,601	1,522,962
Other non-current assets	103,245	87,903
Total assets	$2,603,207	$2,345,826

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$89,838	$94,172
Accrued liabilities	197,132	115,212
Other current liabilities	1,994	9,940
Total current liabilities	288,964	219,324

Long-term liabilities:
Long-term debt	794,106	900,000
Deferred tax liability	271,376	170,226
Other non-current liabilities	57,829	63,941
Total long-term liabilities	1,123,311	1,134,167

Total shareholders’ equity	1,190,932	992,335
Total liabilities and shareholders’ equity	$2,603,207	$2,345,826

Kosmos Energy Ltd.

Condensed Consolidated Statements of Cash Flow

(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating activities:
Net income (loss)	$19,123	$(44,488)	$150,599	$(95,210)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	39,552	61,153	160,821	183,847
Deferred income taxes	47,555	10,111	103,372	62,757
Unsuccessful well costs	276	13,244	3,091	98,912
Change in fair value of derivatives	(35,809)	8,054	(13,508)	4,752
Cash settlements on derivatives	(8,151)	(3,514)	(9,661)	(18,658)
Equity-based compensation	19,043	13,792	59,941	50,792
Gain on sale of assets	—	—	(23,769)	—
Loss on extinguishment of debt	—	—	2,898	—
Other	(236)	1,641	(4,368)	4,468
Changes in assets and liabilities:
Net changes in working capital	4,820	(55,514)	(57,182)	(10,311)
Net cash provided by operating activities	86,173	4,479	372,234	281,349

Investing activities:
Oil and gas assets	(103,755)	(77,871)	(290,218)	(244,452)
Other property	(489)	(434)	(1,403)	(3,712)
Proceeds from sale of assets	—	—	58,315	—
Restricted cash	4,056	5,249	2,229	7,214
Net cash used in investing activities	(100,188)	(73,056)	(231,077)	(240,950)

Financing activities:
Payments on long-term debt	(300,000)	—	(400,000)	(100,000)
Net proceeds from issuance of senior notes	294,000	—	294,000	—
Purchase of treasury stock	(127)	(28)	(11,067)	(13,069)
Deferred financing costs	(863)	(2)	(21,572)	(2,227)
Net cash used in financing activities	(6,990)	(30)	(138,639)	(115,296)

Net increase (decrease) in cash and cash equivalents	(21,005)	(68,607)	2,518	(74,897)
Cash and cash equivalents at beginning of period	621,631	508,874	598,108	515,164
Cash and cash equivalents at end of period	$600,626	$440,267	$600,626	$440,267

Kosmos Energy Ltd.

EBITDAX

(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2014	2013	2014	2013	2014

Net income (loss)	$19,123	$(44,488)	$150,599	$(95,210)	$154,765
Exploration expenses	21,334	75,607	57,652	194,384	93,582
Depletion, depreciation and amortization	39,552	61,153	160,821	183,847	210,572
Equity-based compensation	19,043	13,793	54,986	50,792	73,220
Unrealized (gain) loss on commodity derivatives	(38,360)	6,518	(14,265)	3,070	(5,557)
Gain on sale of assets	—	—	(23,769)	—	(23,769)
Interest expense, net	9,769	8,704	20,661	27,598	29,599
Income tax expense	38,468	34,224	170,035	124,568	212,465
Loss on extinguishment of debt	—	—	2,898	—	2,898
Restructuring charges	(46)	—	11,758	—	11,758
EBITDAX	$108,883	$155,511	$591,376	$489,049	$759,533

We define EBITDAX as net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity-based compensation expense, (iv) unrealized (gain) loss on commodity derivatives, (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results.

The EBITDAX data for the twelve months ended September 30, 2014 was calculated by subtracting the unaudited data for the nine months ended September 30, 2013 from the unaudited data for the year ended December 31, 2013, and adding the unaudited data for the nine months ended September 30, 2014.

Oil Revenue Summary

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net Oil Volume Sold (millions of barrels)	1.443	1.912	6.297	5.847
Realized Oil Price (per barrel)	$95.26	$112.52	$107.78	$108.88
Oil Revenue (thousands)	$137,485	$215,169	$678,635	$636,648

Underlifted by approximately 430,000 barrels as of September 30, 2014

Hedging Summary

As of September 30, 2014

	2014	2015	2016	Total

Hedging Position (millions of barrels)	1.5	6.2	2.0	9.7